                                                                    EXHIBIT 99.1


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of March 31, 1997 and 1998...   F-3
Consolidated Statements of Income for the years ended March
  31, 1996, 1997 and 1998...................................   F-4
Consolidated Statements of Stockholders' Equity for the
  years ended March 31, 1996, 1997 and 1998.................   F-5
Consolidated Statements of Cash Flows for the years ended
  March 31, 1996, 1997 and 1998.............................   F-6
Notes to Consolidated Financial Statements..................   F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Educational Medical, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Educational Medical, Inc. and subsidiaries as of March 31, 1997 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Nebraska Acquisition Corporation, a wholly-owned subsidiary, or its predecessors (Educational Management, Inc. and Wikert and Rhude, a general partnership) acquired by Educational Medical, Inc. on March 31, 1997 in a business combination accounted for as a pooling of interests as described in Note 4 to the consolidated financial statements, which statements reflect total assets of approximately $5,681,000 as of March 31, 1997, and total net revenues of approximately $4,695,000, and $6,012,000 for the years ended March 31, 1996 and 1997, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Nebraska Acquisition Corporation, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Educational Medical, Inc. and subsidiaries at March 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP
                                          --------------------------------------

Atlanta, Georgia
June 2, 1998

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      MARCH 31,
                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $14,047,889   $21,445,782
  Restricted cash...........................................           --       384,295
  Trade accounts receivable, less allowance for doubtful
    accounts of $922,704 and $1,968,218, respectively.......    5,238,742     6,490,004
  Notes receivable..........................................           --       622,800
  Prepaid expenses and other current assets.................    1,149,146     2,821,970
  Income taxes receivable...................................      155,542            --
  Deferred income tax assets................................    1,208,669       702,814
                                                              -----------   -----------
         Total current assets...............................   21,799,988    32,467,665
Notes receivable, less allowance for doubtful accounts of
  none and $326,007, respectively...........................           --       737,132
Property and equipment, net.................................    7,617,958    13,644,236
Deferred debt issuance costs, net of accumulated
  amortization of none and $112,143, respectively...........      297,492       275,538
Covenants not to compete, net of accumulated amortization of
  $1,194,238 and $1,481,359, respectively...................    1,082,987       945,033
Goodwill and other intangible assets, net of accumulated
  amortization of $7,063,793 and $7,949,081, respectively...   10,152,625    31,273,709
Deferred income tax assets..................................      944,629     1,777,824
Other assets................................................      176,855       176,855
                                                              -----------   -----------
         Total assets.......................................  $42,072,534   $81,297,992
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   820,784   $   682,310
  Other amounts due to sellers..............................           --     3,517,602
  Accrued compensation......................................      858,049     1,241,079
  Other accrued expenses....................................    2,486,532     2,139,830
  Deferred tuition income...................................    3,184,225     5,095,954
  Current portion of notes payable and long-term debt.......    3,964,851    14,837,203
                                                              -----------   -----------
         Total current liabilities..........................   11,314,441    27,513,978
Notes payable and long-term debt, less current portion......    2,163,880    17,109,568
Other liabilities...........................................      394,145     1,002,465
                                                              -----------   -----------
         Total liabilities..................................   13,872,466    45,626,011
Stockholders' equity:
  Preferred stock, authorized 5,000,000 shares, none issued
    and outstanding.........................................           --            --
  Common stock, $.01 par value -- authorized 15,000,000
    shares, 7,418,100 and 7,729,529 shares issued and
    outstanding at March 31, 1997 and 1998, respectively....       74,181        77,295
  Additional paid-in capital on common stock................   30,222,776    33,739,114
  Retained earnings (accumulated deficit)...................   (1,996,889)    1,855,572
  Less treasury stock, at cost, 34,817 common shares at
    March 31, 1997, none at March 31, 1998..................     (100,000)           --
                                                              -----------   -----------
         Total stockholders' equity.........................   28,200,068    35,671,981
                                                              -----------   -----------
         Total liabilities and stockholders' equity.........  $42,072,534   $81,297,992
                                                              ===========   ===========

                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                       YEAR ENDED MARCH 31,
                                                              ---------------------------------------
                                                                 1996          1997          1998
                                                              -----------   -----------   -----------
Net revenues................................................  $43,346,533   $49,449,680   $59,675,509
School operating costs:
  Cost of education and facilities..........................   19,650,937    23,150,599    27,086,555
  Selling and promotional...................................    6,533,229     7,530,741     8,643,485
  Provision for losses on accounts and notes receivable.....    1,270,565     1,239,151     1,151,669
  General and administrative expenses.......................   11,098,422    12,802,441    15,424,764
Amortization of goodwill and intangibles....................      882,953       886,268     1,284,552
Other expenses:
  Legal defense and settlement costs........................    1,115,000            --            --
  Loss on closure or relocation of schools..................       50,000       143,585            --
  Impairment of goodwill and intangibles....................      764,000            --            --
  Merger expenses...........................................           --       391,453            --
                                                              -----------   -----------   -----------
Income from operations......................................    1,981,427     3,305,442     6,084,484
Interest (income) expense, net (net of interest income of
  $171,870 in 1996 and $476,194 in 1997 and net of interest
  expense of $282,870 in 1998)..............................      822,434       284,162      (252,750)
                                                              -----------   -----------   -----------
Income before income taxes and extraordinary item...........    1,158,993     3,021,280     6,337,234
Provision (benefit) for income taxes........................      632,185      (845,363)    2,484,773
                                                              -----------   -----------   -----------
Net income before extraordinary item........................      526,808     3,866,643     3,852,461
Extraordinary item -- loss on early extinguishment of debt,
  net of income taxes.......................................           --       308,683            --
                                                              -----------   -----------   -----------
Net income..................................................  $   526,808   $ 3,557,960   $ 3,852,461
                                                              ===========   ===========   ===========
Pro forma income tax data:
  Income before income taxes and extraordinary item.........  $ 1,158,993   $ 3,021,280
  Provision (benefit) for income taxes......................     (486,505)      408,951
                                                              -----------   -----------
  Income before extraordinary item..........................      672,488     2,612,329
  Extraordinary item, net of income taxes...................           --       308,683
                                                              -----------   -----------
  Pro forma net income......................................  $   672,488   $ 2,303,646
                                                              ===========   ===========
Earnings per share:
  Basic:
    Income before extraordinary item........................  $      0.28   $      0.58   $      0.52
    Extraordinary item......................................           --         (0.07)           --
                                                              -----------   -----------   -----------
    Net income..............................................  $      0.28   $      0.51   $      0.52
                                                              ===========   ===========   ===========
    Weighted average number shares outstanding..............    2,371,041     4,484,492     7,382,307
                                                              ===========   ===========   ===========
  Diluted:
    Income before extraordinary item........................  $      0.13   $      0.41   $      0.51
    Extraordinary item......................................           --         (0.05)           --
                                                              -----------   -----------   -----------
    Net income..............................................  $      0.13   $      0.36   $      0.51
                                                              ===========   ===========   ===========
    Weighted average number of shares outstanding...........    5,181,867     6,447,265     7,612,155
                                                              ===========   ===========   ===========

                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       ADDITIONAL
                                                        PAID-IN                ADDITIONAL
                                                       CAPITAL ON                PAID-IN       COMMON        RETAINED
                                        CONVERTIBLE   CONVERTIBLE              CAPITAL ON       STOCK        EARNINGS
                                         PREFERRED     PREFERRED     COMMON      COMMON       PURCHASE     (ACCUMULATED   TREASURY
                                           STOCK         STOCK        STOCK       STOCK       WARRANTS       DEFICIT)       STOCK
                                        -----------   ------------   -------   -----------   -----------   ------------   ---------
Balance at March 31, 1995.............   $ 10,230     $ 6,732,160    $24,381   $    42,424   $ 2,431,802   $(2,610,404)   $ (35,000)
  Accretion of value of common stock
    purchase warrants.................         --              --        --             --       406,346      (406,346)          --
  Distributions to former Nebraska
    Shareholders......................         --              --        --             --            --      (853,173)          --
  Net income..........................         --              --        --             --            --       526,808           --
                                         --------     -----------    -------   -----------   -----------   -----------    ---------
Balance at March 31, 1996.............     10,230       6,732,160    24,381         42,424     2,838,148    (3,343,115)     (35,000)
  Accretion of value of common stock
    purchase warrants.................         --              --        --             --       281,398      (281,398)          --
  Issuance of common stock in
    connection with initial public
    offering..........................         --              --    22,000     19,238,000            --            --           --
  Conversion of note receivable to
    treasury stock....................         --              --        --             --            --            --      (65,000)
  Exercise of common stock purchase
    warrants..........................         --              --     1,417        367,583      (368,150)           --           --
  Cashless exercise of common stock
    purchase warrants.................         --              --     9,333      2,742,063    (2,751,396)           --           --
  Conversion of convertible preferred
    stock to common stock.............    (10,230)     (6,732,160)   17,050      6,725,340            --            --           --
  Distributions to former Nebraska
    Shareholders......................         --              --        --             --            --    (1,236,970)          --
  Reclassification of undistributed
    Nebraska S Corporation earnings to
    additional paid-in capital........         --              --        --        693,366            --      (693,366)          --
  Recognition of deferred income tax
    assets related to termination of
    Nebraska Subchapter S Corporation
    status upon consummation of
    pooling of interests..............         --              --        --        414,000            --            --           --
  Net income..........................         --              --        --             --            --     3,557,960           --
                                         --------     -----------    -------   -----------   -----------   -----------    ---------
Balance at March 31, 1997.............         --              --    74,181     30,222,776            --    (1,996,889)    (100,000)
  Issuance of common stock in
    connection with acquisitions......         --              --     3,544      3,496,456            --            --           --
  Exercise of common stock options....         --              --       351        119,101            --            --           --
  Treasury shares retired.............         --              --      (349)       (99,651)           --            --      100,000
  Shares returned from escrow and
    retired...........................         --              --      (432)           432            --            --           --
  Net income..........................         --              --        --             --            --     3,852,461           --
                                         --------     -----------    -------   -----------   -----------   -----------    ---------
Balance at March 31, 1998.............   $     --     $        --    $77,295   $33,739,114   $        --   $ 1,855,572    $      --
                                         ========     ===========    =======   ===========   ===========   ===========    =========


                                           TOTAL
                                        -----------
Balance at March 31, 1995.............  $ 6,595,593
  Accretion of value of common stock
    purchase warrants.................           --
  Distributions to former Nebraska
    Shareholders......................     (853,173)
  Net income..........................      526,808
                                        -----------
Balance at March 31, 1996.............    6,269,228
  Accretion of value of common stock
    purchase warrants.................           --
  Issuance of common stock in
    connection with initial public
    offering..........................   19,260,000
  Conversion of note receivable to
    treasury stock....................      (65,000)
  Exercise of common stock purchase
    warrants..........................          850
  Cashless exercise of common stock
    purchase warrants.................           --
  Conversion of convertible preferred
    stock to common stock.............           --
  Distributions to former Nebraska
    Shareholders......................   (1,236,970)
  Reclassification of undistributed
    Nebraska S Corporation earnings to
    additional paid-in capital........           --
  Recognition of deferred income tax
    assets related to termination of
    Nebraska Subchapter S Corporation
    status upon consummation of
    pooling of interests..............      414,000
  Net income..........................    3,557,960
                                        -----------
Balance at March 31, 1997.............   28,200,068
  Issuance of common stock in
    connection with acquisitions......    3,500,000
  Exercise of common stock options....      119,452
  Treasury shares retired.............           --
  Shares returned from escrow and
    retired...........................           --
  Net income..........................    3,852,461
                                        -----------
Balance at March 31, 1998.............  $35,671,981
                                        ===========

                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED MARCH 31,
                                                          ---------------------------------------
                                                             1996          1997          1998
                                                          -----------   -----------   -----------
OPERATING ACTIVITIES:
Net income..............................................  $   526,808   $ 3,557,960   $ 3,852,461
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation..........................................    1,104,039     1,330,180     1,617,897
  Amortization of other assets..........................      931,076       886,555     1,284,552
  Extraordinary item -- loss on early extinguishment of
     debt, net of income taxes..........................           --       308,683            --
  Loss on closure or relocation of schools..............       50,000        25,000            --
  Impairment of goodwill and intangibles................      764,000            --            --
  Provision for losses on accounts and notes
     receivable.........................................    1,270,565     1,239,151     1,151,669
  Deferred income taxes.................................           --    (1,563,995)      430,460
  Amortization of discount on long-term debt............      123,567        72,044            --
  Changes in operating assets and liabilities, net of
     assets acquired and liabilities assumed:
     Restricted cash....................................     (235,000)      610,000            --
     Accounts receivable................................     (673,666)   (1,885,940)       22,255
     Income taxes receivable............................           --      (155,542)      155,542
     Prepaid expenses...................................      (60,224)      (68,651)     (756,631)
     Notes receivable...................................           --            --    (1,478,790)
     Other assets.......................................      (40,292)       62,297       155,269
     Accounts payable and accrued expenses..............      (61,741)      708,334    (3,133,196)
     Deferred tuition income............................      202,430    (1,826,398)   (1,438,135)
     Other liabilities..................................      305,713      (563,021)      495,932
                                                          -----------   -----------   -----------
Net cash provided by operating activities...............    4,207,275     2,736,657     2,359,285
INVESTING ACTIVITIES:
Purchases of businesses, net of cash acquired...........           --    (1,400,000)    2,192,983
Purchases of property and equipment.....................   (1,342,638)   (2,079,501)   (2,199,621)
                                                          -----------   -----------   -----------
Net cash used in investing activities...................   (1,342,638)   (3,479,501)       (6,638)
FINANCING ACTIVITIES:
Issuance of common stock................................           --    19,260,000            --
Proceeds from notes payable and long-term debt..........      391,837       532,295     9,000,000
Principal payments on acquisition notes payable.........   (1,404,160)   (1,890,493)   (3,984,017)
Proceeds from exercise of common stock purchase
  warrants..............................................           --           850            --
Proceeds from exercise of common stock options..........           --            --       119,452
Principal payments on senior subordinated debt..........     (500,000)   (5,000,000)           --
Increase in deferred financing costs....................      (86,222)     (297,492)      (90,189)
Distributions to former Nebraska Shareholders...........     (790,193)   (1,023,472)           --
                                                          -----------   -----------   -----------
Net cash (used in) provided by financing activities.....   (2,388,738)   11,581,688     5,045,246
                                                          -----------   -----------   -----------
Increase in cash and cash equivalents...................      475,899    10,838,844     7,397,893
Cash and cash equivalents at beginning of year..........    2,733,146     3,209,045    14,047,889
                                                          -----------   -----------   -----------
Cash and cash equivalents at end of year................  $ 3,209,045   $14,047,889   $21,445,782
                                                          ===========   ===========   ===========

                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998

1. ORGANIZATION AND NATURE OF BUSINESS

     Educational Medical, Inc. (the "Company") operates diversified career-oriented postsecondary education schools. The Company offers diploma and, in certain locations, degree programs through its 24 schools located in ten states. The Company's schools offer degree and diploma programs designed to provide enrolled students with the knowledge and skills necessary for entry level employment in the fields of healthcare, business, information technology, fashion and design.

     Approximately 38%, 13%, 12%, and 11% of the Company's fiscal 1998 net revenues were derived from its schools in California, Nebraska, Texas, and Pennsylvania, respectively. No other schools in a single state represented over 10% of net revenues for the year ended March 31, 1998. Approximately 73% of the Company's fiscal 1998 cash receipts were derived from Title IV programs as provided for by the Higher Education Act of 1965, as amended. Cash receipts approximated 96% of the Company's net revenues in fiscal 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS/RESTRICTED CASH

     Cash equivalents include overnight investments in a bank. These investments are recorded at cost, which approximates market. The Company considers investments with maturities of three months or less at the date of purchase to be cash equivalents for purposes of the statements of cash flows.

     At March 31, 1997 and 1998, the Company held $13,515,475 and $16,207,676, respectively, in cash balances at certain financial institutions which amounts were in excess of the $100,000 federally insured amounts. The Company monitors the financial condition of these institutions since it is exposed to credit risk for such excess amounts, however, at this time the Company does not believe any of these institutions present such risk.

     Restricted cash represents amounts received from the New Hampshire Higher Education Assistance Foundation (NHHEAF) for student loans which will be credited to individual student's account receivable balances once the student enrolls at the College. Loan disbursements received for students who do not ultimately enroll at the College are required to be returned to the NHHEAF. The corresponding liability for these undisbursed loan proceeds has been recorded as deferred tuition income in the accompanying consolidated balance sheet.

NOTES RECEIVABLE

     Notes receivable consist of promissory notes with varying interest terms issued to students. Such notes are payable in minimum monthly payments beginning six months after the student's graduation and are due in a maximum of ten years.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LONG-LIVED ASSETS

     The Company measures and records impairment losses on long-lived assets, including property, equipment and intangibles, used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation, including that related to assets under capital leases, is computed using the straight-line method over the estimated useful lives of the related assets or the remaining lease terms for leasehold improvements, if shorter.

COVENANTS NOT TO COMPETE

     Non-compete agreements obtained from the sellers of certain acquired schools are being amortized on the straight-line basis over the lives of the agreements, generally from two to 15 years.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill is amortized over periods ranging from 15 to 40 years. Other intangible assets, which are similar in character to goodwill (acquired student contracts, program curriculum, favorable leases assumed, accreditation and acquired tradenames) are being amortized using the straight-line method over periods ranging generally from two to ten years.

DEFERRED DEBT ISSUANCE COSTS

     Deferred debt issuance costs represent fees and other costs associated with obtaining long-term debt financing. Such amounts are amortized over the lives of the related debt, using the straight-line method.

REVENUE RECOGNITION

     Tuition revenue is recognized monthly on a straight-line basis over the term of the course of study. Certain nonrefundable fees and charges are fully recognized as revenue at the time a student begins classes.

     The Company is generally required to refund a portion of a student's unearned tuition who withdraws from a Company school. The amount of tuition, if any, that may be retained by the Company after payment of any potential refund is immediately recognized in the Company's consolidated statement of income.

     Deferred tuition income represents the portion of student tuitions received in advance of the course of study's completion.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

PRO FORMA INCOME TAX DATA

     Prior to March 31, 1997, the Nebraska Acquisition (see Note 4) consisted of a Subchapter S Corporation and a partnership and, accordingly, was not subject to federal or state income taxes. For informational

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) purposes, the 1996 and 1997 statements of income include a pro forma presentation that includes a provision for income taxes as if the Nebraska Acquisition had been a taxable corporation for these periods and had filed a consolidated income tax return with the Company. Such pro forma amounts were based on the income tax laws and rates in effect during those periods and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

STATEMENTS OF CASH FLOWS

     The following non-cash transactions have been excluded from the consolidated statements of cash flows:

                                                            YEAR ENDED MARCH 31,
                                                     -----------------------------------
                                                       1996        1997         1998
                                                     --------   ----------   -----------
Capital leases.....................................  $347,000   $  121,000   $   392,000
Issuance of notes payable and other amounts due to
  sellers in connection with acquisitions and
  related non-compete agreements...................        --    4,100,000    23,517,602
Distribution of note receivable to former Nebraska
  shareholders.....................................        --      213,498            --
Conversion of note receivable to treasury stock....        --       65,000            --
Issuance of Common Stock in connection with
  acquisitions.....................................        --           --     3,500,000

STOCK COMPENSATION

     The Company uses the intrinsic value method of accounting for its stock-based compensation awards. As such, compensation expense is measured and recorded if the exercise price of the stock options (or other awards) is below the fair value of the Company's stock on the date of grant. The Company discloses the pro forma effect of all stock compensation using the fair value method as prescribed by Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"). See Note 9.

EARNINGS PER SHARE

     Earnings per share are calculated using Statement of Financial Accounting Standards No. 128, Earnings per Share, ("SFAS 128") and Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB 98"). Basic earnings per share include weighted average common shares outstanding. Diluted earnings per share include weighted average common shares outstanding plus the dilutive effect of outstanding preferred stock, stock options, and stock purchase warrants.

     All earnings per share calculations include 761,263 shares issued on March 31, 1997 to effect the Nebraska Acquisition, less shares returned to the Company pursuant to the contingency clause, as if outstanding for all periods.

NEW ACCOUNTING PRONOUNCEMENTS

     In 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"), which is effective for financial statements for periods after December 15, 1997. SFAS 131 requires the reporting of segment profit or loss, certain specific revenue and expense items, segment assets, and a reconciliation of these disclosed items in total to the consolidated financial statements. SFAS 131 also requires the restatement of comparative information for earlier years in the initial year of application. The Company has not yet adopted SFAS 131 however there will be no impact on the financial statements, other than disclosure.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

3. REGULATORY MATTERS

     The Company derives a substantial portion of its net revenues from financial aid received by its students under Title IV programs ("Title IV Programs") administered by the United States Department of Education ("Department") pursuant to the federal Higher Education Act of 1965, ("HEA"), as amended. In order to continue to participate in Title IV Programs, the Company and its schools must comply with complex standards set forth in the HEA and the regulations promulgated thereunder (the "Regulations"). Among other things these Regulations require the Company's schools to exercise due diligence in approving and disbursing funds and servicing loans, limit the proportion of cash receipts by the Company's schools derived from Title IV Programs to no more than 85% of the total net revenue derived from the school's students in its Title IV eligible educational programs, and to exercise financial responsibility related to maintaining certain financial covenants (including cash reserve for refunds, an "acid test" ratio, a positive tangible net worth test and limitations on the amount of operating losses in comparison to tangible net worth, as defined). All of the Company's schools participate in Title IV Programs.

     The failure of any of the Company's schools to comply with the requirements of the HEA or the Regulations could result in the restriction or loss by the Company or such school of its ability to participate in Title IV Programs. If the Department determines that any of the Company's schools is not financially responsible, the Department may require that the Company or such school post an irrevocable letter of credit in an amount equal to not less than one-half of Title IV Program funds received by the relevant school during the last complete award year or, at the Department's discretion, require some other less onerous demonstration of financial responsibility. One-half of Title IV funds received by the Company's individual schools in the Company's most recent fiscal year ranged from $.4 million to $5.0 million and one-half of the aggregate Title IV funds received by all of the Company's schools in the most recent fiscal year equaled $39.2 million. At March 31, 1998, the Company posted irrevocable letters of credit for two of its schools totaling $181,000 which are payable to the Department of Education and expire in October 1998.

     Many of the financial responsibility standards are new, difficult to interpret, and subject to the interpretation of the Department for implementation. Further, the process for resolving lack of compliance with such Regulations is also subject to interpretation and, in some cases, negotiation with the Department. The Company believes each of its schools satisfies the financial responsibility standards for fiscal 1998 except with respect to the operating losses incurred by the Company's schools located in Roanoke and Harrisonburg, Virginia.

     In November 1997, the Department of Education published new regulations regarding financial responsibility which are effective on July 1, 1998. The new regulations will apply to the Company's fiscal years commencing April 1, 1999, and thereafter. The regulations provide a transition year alternative which will permit the Company to have its institutions' financial responsibility for the fiscal year ended March 31, 1999 measured on the basis of either the new regulations or the current regulations, whichever are more favorable. The new standards replace the Acid Test Ratio, the Tangible Net Worth Standard and the Net Operating Results Test with three different ratios: an equity ratio, a primary reserve ratio and a net income ratio. The equity ratio measures the institution's capital resources, ability to borrow and financial viability. The primary reserve ratio measures the institution's ability to support current operations from expendable resources. The net income ratio measures the ability to operate at a profit. The results of each ratio are assigned a strength factor on a scale from negative 1.0 to positive 3.0, with negative 1.0 reflecting financial weakness and 3.0 reflecting financial strength. An institution's strength factors are then weighted based on an assigned weighting percentage for each ratio. The weighted scores for the three ratios are then added together to produce a composite score for the institution. The composite score must be at least 1.5 for the institution to be deemed financially responsible by the Department of Education without the need for further financial monitoring. If the institution's composite score is less than 1.5, but equal to or greater than 1.0, the institution may continue in the Title IV Program for a maximum period of three (3) years, subject to more rigorous financial aid

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

3. REGULATORY MATTERS (CONTINUED)

disbursement and financial monitoring requirements of the Department of Education. Based on the Company's interpretation of the application of these new standards to the Company's financial statements for the year ended March 31, 1998, the Company's calculations result in a composite score of 1.4 on a consolidated basis, with each individual institution included in the consolidating statements having a composite score greater than 1.5. The Company is evaluating its options in order to comply with the new regulations.

4. ACQUISITIONS

     During the fiscal years ended March 31, 1997 and 1998 the Company completed three and two acquisitions, respectively, adding a total of twelve schools.

     All of the acquisitions were accounted for under the purchase method of accounting except the March 1997 Nebraska Acquisition. Under the purchase method of accounting, the results of operations of the acquired companies are included in the consolidated statement of income as of the acquisition date. The assets and liabilities of the companies acquired in fiscal 1998 are included in the Company's consolidated balance sheet based on a preliminary allocation of their estimated fair values on the date of acquisition. The excess of cost over acquired net assets of businesses acquired has been recorded as an intangible asset and is being amortized on a straight line basis.

     The following summarizes key information relevant to the fiscal 1998 and 1997 acquisitions:

HESSER ACQUISITION

     On March 13, 1998, the Company acquired all of the outstanding stock of Hesser, Inc. and certain real estate assets from an affiliate of Hesser, Inc (collectively, the "Hesser Acquisition"). The purchase price of the Hesser Acquisition was $17,683,372 consisting of $2,000,000 in cash, promissory notes and other payables aggregating $13,683,372 and 202,532 shares of the Company's Common Stock. The results of the Hesser Acquisition's operations are included in the Company's consolidated statement of income effective March 1, 1998.

     The Hesser Schools are located in Manchester, Nashua, Portsmouth and Salem, New Hampshire and primarily offer bachelor degree and associate degree programs in business, healthcare, information technology, criminal justice, electronic engineering, early childhood education, and other careers. As of March 31, 1998, the Company's Title IV funding for the Hesser Schools was suspended pending Department of Education recertification.

CHI INSTITUTE ACQUISITION

     On February 14, 1998, the Company acquired all of the outstanding stock of Computer Hardware Service Company, Inc. ("CHI Institute Acquisition"). The purchase price of the CHI Institute Acquisition was $12,834,230, consisting of $1,500,000 in cash, promissory notes and other payables aggregating $9,834,230 and 151,900 shares of the Company's Common Stock. The results of the CHI Institute Acquisition's operations are included in the Company's consolidated statement of income effective February 1, 1998.

     The CHI Institute Acquisition consists of two schools located in Broomall and Southampton, Pennsylvania which offer associate degree and diploma programs in business, healthcare and information technology. As of March 31, 1998, the Company's Title IV funding for the CHI Institute Schools was suspended pending Department of Education recertification.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

4. ACQUISITIONS (CONTINUED)

MARYLAND ACQUISITION

     On December 12, 1996, the Company acquired substantially all of the assets of one school located in Hagerstown, Maryland ("Maryland Acquisition") for $2,700,000 in cash. The Maryland school offers healthcare and business diploma and degree programs. The results of the Maryland Acquisition's operations are included in the Company's consolidated statement of income effective December 1, 1996.

TEXAS ACQUISITION

     On September 6, 1996, the Company acquired substantially all of the assets of three schools located in Texas for $2,500,000 (the "Texas Acquisition"). The schools offer healthcare degree and diploma programs and are located in San Antonio, McAllen and El Paso, Texas. The results of the Texas Acquisition's operations are included in the Company's consolidated statement of income effective September 1, 1996.

     The Company financed the purchase of the Texas schools with $1,250,000 in cash and the remaining $1,250,000 payable in the form of a promissory note bearing interest at 8% per annum and due in five equal annual principal payments.

NEBRASKA ACQUISITION

     On March 31, 1997, the Company acquired all of the outstanding stock of Educational Management, Inc. ("Nebraska Acquisition"). The Nebraska Acquisition consisted of two schools located in Lincoln and Omaha, Nebraska, which offer business degree and diploma programs, and related real estate. In connection with the acquisition, the Company issued 761,263 shares of its common stock, agreed to pay $300,000 in non-compete agreements and paid approximately $1,100,000 in cash which was used to pay off mortgage notes on certain real estate owned by the Nebraska Acquisition.

     This transaction was accounted for as a pooling of interests; therefore, all financial statements presented have been restated to reflect the acquisition. The Nebraska Acquisition prepared its financial statements using a December 31 calendar year-end prior to the acquisition. Prior to the acquisition, the Nebraska Acquisition and its predecessor filed its income tax returns under the provisions of Subchapter S of the Internal Revenue Code and as a partnership and hence recorded no provision for income taxes. Certain adjustments were made to the Company's financial statements to record deferred income taxes at the date of acquisition.

     Net revenues and net income included in the Company's consolidated statements of income are as follows:

                                                                YEAR ENDED MARCH 31
                                                             -------------------------
                                                                1996          1997
                                                             -----------   -----------
Net revenues:
  Educational Medical, Inc.................................  $38,651,827   $43,437,416
  Nebraska Acquisition.....................................    4,694,706     6,012,264
                                                             -----------   -----------
                                                             $43,346,533   $49,449,680
                                                             ===========   ===========
Net income
  Educational Medical, Inc.................................  $    79,424   $ 2,321,432
  Nebraska Acquisition.....................................      447,384     1,236,528
                                                             -----------   -----------
                                                             $   526,808   $ 3,557,960
                                                             ===========   ===========

     In connection with this acquisition, 95,074 shares of the 761,263 shares issued were placed into escrow pending the resolution of certain financial aid compliance matters with the Department of Education. In fiscal

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

4. ACQUISITIONS (CONTINUED)

year 1998, the Company settled a portion of these contingencies and as a result received 43,215 shares from the sellers' escrow and 32,809 shares were released from escrow. The other 19,050 shares continue to be held in escrow for specified periods.

SUMMARY PRO FORMA INFORMATION (UNAUDITED)

     Summary unaudited pro forma results of operations for the years ended March 31, 1997 and 1998 for the four acquisitions accounted for as purchases, as if the acquisitions had occurred at April 1, 1996 and April 1, 1997, respectively, and as if the entities involved in the Texas and Hesser Acquisitions filed Federal income tax returns as C Corporations rather than as Subchapter S Corporations and a partnership, are as follows:

                                                               YEAR ENDED MARCH 31,
                                                            --------------------------
                                                               1997           1998
                                                            -----------    -----------
Net revenues..............................................  $70,739,000    $80,965,000
Income before extraordinary items.........................    2,428,000      3,668,000
Net income................................................    2,119,000      3,668,000
Earnings per share:
  Basic:
     Income per share before extraordinary item...........  $      0.50    $      0.48
     Net income per share.................................  $      0.44    $      0.48
     Weighted average common and common equivalent shares
       outstanding........................................    4,838,924      7,709,134
  Diluted:
     Income per share before extraordinary item...........  $      0.36    $      0.46
     Net income per share.................................  $      0.31    $      0.46
     Weighted average common and common equivalent shares
       outstanding........................................    6,801,697      7,939,050

     These unaudited pro forma results of operations in fiscal 1997 and fiscal 1998 do note purport to represent what the Company's actual results of operations would have been if the acquisitions had occurred on April 1, 1996 and April 1, 1997, respectively, and should not serve as a forecast of the Company's operating results for any future periods. The pro forma adjustments are based solely on the available information and certain assumptions that management believes are reasonable. Management believes the full impact of potential cost savings has not been reflected in the pro forma results presented above, although there can be no assurances such cost savings will be achieved. Subsequent adjustments may be necessary upon final determination of the allocation of the purchase prices.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    MARCH 31,
                                                           ---------------------------
                                                              1997            1998
                                                           -----------    ------------
Land and land improvements...............................  $   748,598    $    927,598
Buildings and building improvements......................    3,288,257       6,538,230
Equipment, furniture and fixtures........................    7,451,297      10,018,311
Leasehold improvements...................................    1,517,178       3,133,234
                                                           -----------    ------------
                                                            13,005,330      20,617,373
Less accumulated depreciation and amortization...........  ( 5,387,372)     (6,973,137)
                                                           -----------    ------------
                                                           $ 7,617,958    $ 13,644,236
                                                           ===========    ============

6. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consist of the following:

                                                                      MARCH 31,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
Bank lines of credit and term loan, $36,000,000 principal,
  monthly interest payments, matures March 13, 2001. As of
  March 31, 1998, $15,819,000 was available under the lines
  of credit(a)..............................................  $        --    $ 9,000,000
8.75% mortgage payable, adjustable in 1998 up to prime plus
  1.25%, to a bank, due in monthly installments of principal and interest, secured by land and building of one
  school....................................................      625,668        595,076
Promissory notes payable to sellers of various schools
  acquired, non-interest bearing or with interest rates
  ranging from 7.5% to 11% per annum, principal and interest
  payable periodically through February 2003(b).............    1,790,000     21,180,000
9% note payable to a bank, due in monthly installments of
  $15,000 plus interest. The note was paid in full in May
  1998......................................................           --        410,000
Various unsecured, non-interest bearing notes payable for
  noncompetition agreements, payable periodically through
  May 1999..................................................      757,500        112,500
Various unsecured, non-interest bearing notes payable to
  sellers of various schools acquired.......................    2,500,000             --
8% to 12% capital leases, payable periodically through
  September 2002; secured by equipment......................      455,563        649,195
                                                              -----------    -----------
                                                                6,128,731     31,946,771
Less current portion........................................   (3,964,851)   (14,837,203)
                                                              -----------    -----------
                                                              $ 2,163,880    $17,109,568
                                                              ===========    ===========

---------------

(a) In March 1998, the Company entered into an amended and restated loan agreement (the "Agreement") with a major U.S. Bank (the "Bank"). The Agreement increases the Company's aggregate borrowing limit with the Bank to $36,000,000 (the "Bank Credit Facility"). The total amount of the Bank Credit Facility is divided into three separate facilities: (i) a three year revolving line of credit of up to $10,000,000 which may be utilized for advances or to support letters of credit; (ii) a revolving term loan facility of up to $11,000,000 which may be utilized prior to March 31, 1999 for the purpose of financing permitted acquisitions, either directly or to support stand by letters of credit, reducing to $9,000,000 in March 1999 and subject to quarterly reductions of $750,000 thereafter; and (iii) a three year non-revolving line of credit up to $15,000,000 which may be utilized for the purpose of financing permitted

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

6. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

    acquisitions. Interest is charged on borrowings at different floating rates above LIBOR depending on certain financial conditions of the Company and depending on which facility amounts are drawn on. In addition, the Bank Credit Facility provides for commitment fees to be paid on the unused portion of the facility. The Bank Credit Facility also contains restrictions on the payment of dividends and incurrence of additional debt, as well as various other financial covenants. The Bank Credit Facility is secured by substantially all of the assets of the Company.
(b) Included in the $21,180,000 above is a note issued in connection with the Hesser Acquisition aggregating $11,000,000 which is due upon the Department of Education's approval of the change in control. As of March 31, 1998 the note was secured by an $11,000,000 letter of credit which expires in March 1999. In May 1998 the Company canceled the letter of credit and replaced it by depositing $11,000,000 in an escrow cash account. On June 2, 1998 the note was modified to provide that $1,500,000 of the principal amount is due on April 1, 1999 and bears interest at 7.5% beginning 30 days following the Department of Education's recertification of the Hesser schools. This modification has been reflected in the financial statements as of March 31, 1998. Notes payable aggregating $21,042,500 are secured by the stock of the Company's acquiring subsidiaries.

Aggregate maturities of long-term debt at March 31, 1998 are as follows:

Fiscal year ending March 31
  1999......................................................  $14,837,203
  2000......................................................    3,679,488
  2001......................................................   10,482,850
  2002......................................................    1,410,979
  2003......................................................    1,149,051
  Thereafter................................................      387,200
                                                              -----------
                                                              $31,946,771
                                                              ===========

     Interest paid during the years ended March 31, 1996, 1997 and 1998 was approximately $1,328,000, $655,000 and $254,000, respectively.

7. OTHER AMOUNTS DUE TO SELLERS

     In addition to the notes payable described in Note 6, the Company owes the former Hesser, Inc. shareholders approximately $2,433,372 as part of the purchase of Hesser, Inc. based on the ratio of certain assets to certain liabilities of the Hesser Schools at the time of the acquisition. Of the total amount due, $1,250,000 was paid in May 1998 and $1,183,372 was paid in June 1998.

     In addition to the notes payable described in Note 6, the Company owes the former Computer Hardware Service Company, Inc. shareholders approximately $1,084,230 as part of the purchase of Computer Hardware Service Company, Inc., based on the ratio of certain assets to certain liabilities of the CHI Institute Schools at the time of the acquisition. All of this amount was paid in May 1998.

8. STOCKHOLDERS' EQUITY

INITIAL PUBLIC OFFERING

     On October 28, 1996, the Company completed its IPO. A total of 2,400,000 shares was sold at $10 per share which included 2,200,000 shares sold by the Company and 200,000 shares sold by certain selling stockholders. The selling stockholders sold an additional 210,000 shares in November 1996; the Company did not receive any of the proceeds from the selling stockholders' sales. The net proceeds to the Company were approximately $19.3 million and were partially used to repay $4.8 million of subordinated debt. The balance of

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY (CONTINUED)

the IPO proceeds will be used for general corporate purposes, including the expansion of its operations through the acquisition of additional schools.

     In connection with the early extinguishment of the $4.8 million in subordinated debt in fiscal year 1997, the Company incurred an extraordinary loss of $514,500 ($308,683, net of tax), as a result of the write-off of the related unamortized deferred debt issuance costs and unamortized debt discount.

STOCK SPLIT

     On June 20, 1996, the Company amended its certificate of incorporation to increase the authorized Common Stock to 15,000,000 shares, retain the par value of $.01 per share, and to provide a five-for-three Common Stock split. Such amendment was effective upon the IPO. All common share and per common share amounts have been adjusted for all periods to reflect the stock split.

PREFERRED STOCK

     In 1996, the Company authorized 5,000,000 shares of Preferred Stock; terms will be set upon issuance.

CONVERTIBLE PREFERRED STOCK

     Prior to its IPO, the Company issued 1,023,049 shares of Convertible Preferred Stock, $.01 par value. At the option of the holder, shares of Convertible Preferred Stock converted into 1.67 shares of Common Stock and prior to March 1996, were mandatorily redeemable at $6.66 per share, subject to certain antidilution adjustments.

     Through July 22, 1991, the shares of Convertible Preferred Stock accrued dividends at an annual rate of 8%. In 1991, pursuant to the issuance of certain notes payable bearing interest at 13% per annum (the "13% Notes"), the terms of the Convertible Preferred Stock were amended to eliminate the cumulative dividends feature and the mandatory redemption in all circumstances, but still permitting conversion at the option of the holder. In May 1996, terms were again amended to require automatic conversion of all outstanding shares of Convertible Preferred Stock in the event of an IPO.

     All outstanding shares of Convertible Preferred Stock converted into 1,705,082 shares of Common Stock at the IPO.

COMMON STOCK

     As of March 31, 1998, the Company has reserved the following shares of Common Stock for future issuance related to the following:

Common Stock purchase warrants..............................     43,334
Stock options...............................................  1,127,004
                                                              ---------
                                                              1,170,338
                                                              =========

COMMON STOCK PURCHASE WARRANTS

     The holders of the certain 13% Notes were also granted stock purchase warrants allowing for the purchase of up to 1,333,333 shares of Common Stock at $3 per share (the "$3 Warrants"), for a total of $4,000,000. The $3 exercise price of the warrants was subject to adjustment for any future issuances of equity or equity related securities at a per share price less than the exercise price. As of the IPO, these warrants were exercised

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY (CONTINUED)

for the purchase of 1,333,333 shares, less shares used for the cashless exercise, yielding 933,333 additional shares of Common Stock.

     The holders of the $3 warrants had certain rights to "put" their warrants to the Company and the Company had certain rights to "call" the warrants. In May 1996, the terms of the warrants were amended to provide for a cashless exercise based on the IPO price per share, in the event of an IPO of the Company's common stock and to eliminate the "put" feature.

     The $3 warrants were assigned a value of $1,050,000 when issued. The difference between the $1,050,000 and the exercise price of $4,000,000 was being accreted, using a method which approximated the effective interest rate method, through the date of earliest exercise (50% through March 31, 1998 and 50% through March 31, 1999). Accretion of $406,346 and $281,398 was charged to accumulated deficit during the years ended March 31, 1996 and 1997, respectively.

     In connection with the issuance of the Convertible Preferred Stock in 1991, a third party was granted warrants to purchase 26,667 shares of Common Stock exercisable at $3.60 per share. These warrants expire July 31, 1999 and are outstanding as of March 31, 1998.

     At the time of the IPO, the Company issued to a third party, warrants to purchase 16,667 shares of Common Stock at $10 per share. These warrants expire October 28, 2001 and are outstanding as of March 31, 1998.

9. STOCK OPTION PLANS

     The Company granted employees and non-employee directors options to purchase its Common Stock. The employee options vest incrementally over periods ranging from four to five years and expire five years after vesting. The non-employee director options vest immediately and expire five years after vesting.

     A summary of the status of the Company's employee and director stock option activity, and related information for the years ended March 31, is as follows:

                                        1996                 1997                  1998
                                 ------------------   ------------------   --------------------
                                           WEIGHTED             WEIGHTED               WEIGHTED
                                 NUMBER    AVERAGE    NUMBER    AVERAGE     NUMBER     AVERAGE
                                   OF      EXERCISE     OF      EXERCISE      OF       EXERCISE
                                 SHARES     PRICE     SHARES     PRICE      SHARES      PRICE
                                 -------   --------   -------   --------   ---------   --------
Outstanding at beginning of
  year.........................  190,833    $2.68     361,666    $3.13       821,499    $7.04
  Granted......................  175,000     3.60     465,500    10.10       277,333     9.34
  Exercised....................       --       --          --       --       (34,662)    3.45
  Canceled/forfeited...........   (4,167)    2.40      (5,667)    8.12       (38,166)    7.40
                                 -------              -------              ---------
Outstanding at end of year.....  361,666     3.13     821,499     7.04     1,026,004     7.77
                                 =======              =======              =========
Exercisable at end of year.....  156,667     2.57     313,000     5.09       431,038     6.15
                                 =======              =======              =========
Options available for future
  grant........................  600,000              340,167                101,000
                                 =======              =======              =========

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

9. STOCK OPTION PLANS (CONTINUED)

     The following table summarizes information about employee and director stock options outstanding and exercisable at March 31, 1998 by exercise price:

                                                                                           OPTIONS
                                                                OPTIONS OUTSTANDING      EXERCISABLE
                                                             -------------------------   -----------
                                                               NUMBER       WEIGHTED       NUMBER
                                                             OUTSTANDING     AVERAGE     EXERCISABLE
                                                                 AT         REMAINING        AT
                                                              MARCH 31,    CONTRACTUAL    MARCH 31,
EXERCISE PRICE                                                  1998          LIFE          1998
--------------                                               -----------   -----------   -----------
   $ 2.40..................................................     143,333        4.30        143,333
   $ 4.00..................................................      16,667        4.00         16,667
   $ 3.60..................................................     150,171        7.70         67,577
   $10.00..................................................     418,500        7.55        175,767
   $11.50..................................................      26,000        8.80          6,067
   $ 8.50..................................................      34,333        9.90          6,294
   $ 7.06..................................................      25,000        9.30          3,333
   $ 7.63..................................................      12,000        4.50         12,000
   $ 9.88..................................................     200,000       10.00             --
                                                              ---------                    -------
                                                              1,026,004                    431,038
                                                              =========                    =======

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     On June 20, 1996, the Company adopted and its stockholders approved a Non-employee Director Stock Option Plan (the "Directors' Plan") to attract and retain the services of non-employee members of the Board of Directors and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company. The maximum number of shares of Common Stock with respect to which options may be granted under the Directors' Plan is 200,000 shares. As of March 31, 1998, 88,000 options were available for future grant.

     Each member of the Board of Directors of the Company who otherwise (i) is not currently an employee of the Company, (ii) is not a former employee still receiving compensation for prior services, and (iii) is not currently receiving remuneration from the Company in any capacity other than as a director shall be eligible for the grant of stock options under the Directors' Plan ("Participant"). Currently, all directors other than the Chairman are eligible to participate in the Directors' Plan.

     On the date the Directors' Plan was adopted, each of the four existing non-employee directors were each granted, contingent upon completion of the IPO, options to purchase 25,000 shares of Common Stock of the Company at the per share IPO price ($10). These options vested immediately upon consummation of the IPO. Upon the election of any new member of the Board of Directors, such member will be granted an option to purchase 25,000 shares of Common Stock at the fair market value at date of grant, vesting in five equal annual installments beginning on the first anniversary of the date of grant. Beginning with the next annual meeting of the stockholders of the Company and provided that a sufficient number of shares remain available under the Directors' Plan, each year immediately following the date of the annual meeting of the Company there automatically will be granted to each non-employee director who is then serving on the Board an option to purchase 3,000 shares of the Common Stock of the Company, which options will be immediately vested. On September 9, 1997, at the annual meeting of the Board of Directors, each of the four non-employee directors was issued an option to purchase an additional 3,000 shares of the Company's common stock with an exercise price per share equal to the then current fair market value of $7.63; such options vest immediately and are exercisable for five years.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

9. STOCK OPTION PLANS (CONTINUED)

PRO FORMA INFORMATION

     Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company had accounted for its employee and director stock options granted subsequent to April 1, 1995 under the fair value method described in SFAS 123.

     The fair value of these stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended March 31, 1997 and 1998, respectively: (i) dividend yield of 0%; (ii) expected volatility of .491 and .514; (iii) risk-free interest rates of 6.18% and 6.09%; and (iv) expected life of 5.64 and 5.65 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee and director stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee and director stock options.

     For purposes of pro forma disclosure, the estimated fair value of the employee and director options is amortized to expense over the options' vesting period. The Company's pro forma information using SFAS 123 follows:

                                                               YEAR ENDED MARCH 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Pro forma income before extraordinary item..................  $2,201,907   $3,510,440
Pro forma net income........................................  $1,893,224    3,510,440
Pro forma earnings per common share:
  Basic:
     Income before extraordinary item.......................  $     0.49   $     0.48
     Net income.............................................        0.42         0.48
  Diluted:
     Income before extraordinary item.......................  $     0.34   $     0.46
     Net income.............................................        0.29         0.46

     Since SFAS 123 is applicable only to options granted subsequent to April 1, 1995, its pro forma effect will not be fully reflected until future years.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

10. INCOME TAXES

     The components of the provision (benefit) for income taxes are as follows:

                                                            YEAR ENDED MARCH 31,
                                                     -----------------------------------
                                                       1996        1997          1998
                                                     --------   -----------   ----------
Current:
  Federal..........................................  $484,376   $   567,544   $1,701,104
  State............................................   147,809       151,088      353,209
                                                     --------   -----------   ----------
                                                      632,185       718,632    2,054,313
Deferred:
  Federal..........................................        --    (1,218,248)     453,453
  State............................................        --      (345,747)     (22,993)
                                                     --------   -----------   ----------
                                                           --    (1,563,995)     430,460
                                                     --------   -----------   ----------
                                                     $632,185   $  (845,363)  $2,484,773
                                                     ========   ===========   ==========

     At March 31, 1997, the Company recognized deferred income tax assets and liabilities related to its Nebraska Acquisition. The predecessor entities previously filed their income tax returns under the provisions of Subchapter S of the Internal Revenue Code and as a partnership and hence recorded no provision for income taxes or deferred income tax assets or liabilities at the corporate level.

     A reconciliation of the provision (benefit) for income taxes computed at the statutory federal income tax rate on income before extraordinary item to the Company's effective income tax rate follows:

                                                            YEAR ENDED MARCH 31,
                                                    ------------------------------------
                                                      1996         1997          1998
                                                    ---------   -----------   ----------
Federal...........................................  $ 394,058   $ 1,027,235   $2,154,659
State, net of federal income tax benefit..........     97,554        99,718      237,077
Permanent differences.............................     55,436        53,554       36,006
Increase (decrease) in deferred income tax asset
  valuation allowance.............................    308,584    (1,319,987)          --
Effect of Nebraska Acquisition filing as a
  Subchapter S corporation........................   (152,111)     (420,420)          --
Effect of Nebraska Acquisition's termination of
  Subchapter S corporation status.................         --      (285,463)          --
Utilization of AMT credit.........................    (56,000)           --           --
Other, net........................................    (15,336)           --       57,031
                                                    ---------   -----------   ----------
                                                    $ 632,185   $  (845,363)  $2,484,773
                                                    =========   ===========   ==========

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

10. INCOME TAXES (CONTINUED)

     Deferred income taxes reflect the net income tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                                     MARCH 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Deferred income tax assets:
  Tradenames and other intangibles..........................  $  575,393   $  579,375
  Property and equipment....................................     369,236      911,789
  Allowance for doubtful accounts...........................     330,135      902,084
  Accrued expenses and other liabilities....................   1,108,256      416,681
  Other, net................................................          --       50,000
                                                              ----------   ----------
Total deferred income tax assets............................   2,383,020    2,859,929
Total deferred income tax liabilities -- prepaid expenses...    (229,722)    (379,291)
                                                              ----------   ----------
Net deferred income tax assets..............................  $2,153,298   $2,480,638
                                                              ==========   ==========

     The Company paid approximately $360,000, 1,076,000 and $2,130,000 of income taxes in the years ended March 31, 1996, 1997 and 1998, respectively.

11. LEASES

     The Company leases office, classroom and dormitory space under various operating lease agreements expiring through 2006. Rent expense totaled approximately $2,971,000, $3,650,000 and $4,396,000 for the years ended March 31, 1996, 1997 and 1998, respectively.

     Approximate future minimum lease payments under noncancelable operating leases in effect at March 31, 1998 are as follows:

Fiscal year ending March 31
  1999......................................................  $ 4,472,000
  2000......................................................    3,909,000
  2001......................................................    3,288,000
  2002......................................................    2,715,000
  2003......................................................    2,099,000
  Thereafter................................................    4,018,000
                                                              -----------
                                                              $20,501,000
                                                              ===========

12. EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution plan covering substantially all employees; the plan is qualified under Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code. The Company matches a portion of such contributions up to a maximum percentage of the employees' compensation. The Company's contributions to the plan and to predecessor plans assumed in the CHI Acquisition were approximately $104,000, $133,000 and $111,000 for the years ended March 31, 1996, 1997 and 1998, respectively.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

13. OTHER EXPENSES

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company's Roanoke, Virginia school has incurred significant operating losses since its acquisition. Accordingly, the Company evaluated the recoverability of the school's long-lived assets including its identifiable intangible assets and goodwill. Based on the Company's expectation of future cash flows, the Company determined that assets with a carrying amount of $764,000 were impaired and recorded an impairment loss in fiscal year 1996 to record such assets at management's estimate of the net present value of such future cash flows. This estimate was based on estimated undiscounted future cash flows to be generated by such assets.

CONTINGENCIES

     In September 1995, the Company filed suit in connection with its 1993 purchase of its Hollywood, California school. The suit alleged that the sellers made significant financial and operational misrepresentations to the Company. The Company sought damages from the sellers. The Sellers denied the Company's allegations and filed a Cross-Complaint against the Company alleging among other things, breach of contract and fraud. Both parties agreed to dismiss their claims in April 1997 when the Company agreed to pay a total of $564,892 representing all amounts outstanding on the acquisition notes payable to the sellers and the notes payable for covenants not-to-compete, in addition to the payment of a portion of the sellers' legal fees. All amounts, including the Company's legal defense expenses, were accrued or paid as of March 31, 1997.

     On June 24, 1994, eight students enrolled in one of the Company's programs at its schools in the San Diego, California area filed a lawsuit against the Company in the state court in California. In substance, the suit alleged that there were material misrepresentations made with respect to the content of the program and the potential outcomes achieved by the students who graduated from it. The suit was certified as a class action in the fall of 1994. Although the Company believes that it accurately described the course content and the multiple outcomes to which the course could lead, in order to avoid further legal expense and because of the uncertainty and risks inherent in any litigation, the Company determined that it was desirable to settle the lawsuit. A final settlement was approved in March 1996. Pursuant to the terms of the settlement, the Company paid the plaintiffs $600,000 in the fiscal year ended March 31, 1996 and an additional $400,000 on April 1, 1997. In addition, the Company agreed to make available tuition credits of $1,150,000 to class members, provided that students elected to utilize such tuition credits by July 17, 1996. Any unused tuition credits were to be redeemed in cash by the Company for 10% of the credit and $115,000 was accrued for these credits, as of March 31, 1996. All of this settlement expense is reflected in the 1996 consolidated statement of income. As of March 31, 1997, only a few students had requested tuition credits and substantially all of the $115,000 balance was paid into the settlement fund on April 1, 1997. The Company incurred $600,000 and $1,115,000 in expenses in the fiscal years ended March 31, 1995 and 1996, respectively (of which $515,000 was accrued at March 31, 1997, respectively) related to legal costs to defend the class action lawsuit and the settlement related to such suit.

     On January 12, 1998, and prior to the acquisition by the Company, a jury verdict of $102,000 was entered against Computer Hardware Service Company, Inc. ("CHSC") in favor of a former student concerning alleged injuries suffered by the former student as a result of conduct of her fellow students and employees of CHSC's Southampton location. The Plaintiff subsequently filed a separate action seeking an award of attorney's fees and costs of approximately $120,000. CHSC filed an appeal and has retained counsel in connection with its defense of this matter. Should the appeal be successful, the Company will be liable for payment of the total judgment plus Plaintiff's accrued fees and costs. As of this time, no opinion can be rendered as to the ultimate outcome of this matter, however, the Company has accrued the amount of the verdict, the separate action and related legal defense costs.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

13. OTHER EXPENSES (CONTINUED)

     The Company is also a party to routine litigation incidental to its business, including ordinary course employment litigation. Management does not believe that the resolution of any or all of such routine litigation is likely to have a material adverse effect on the Company's financial condition or results of operations.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash, cash equivalents and restricted cash: The carrying amounts reported on the consolidated balance sheets for cash, cash equivalents and restricted cash approximates their fair values.

          Accounts and notes receivable: The carrying amounts reported on the consolidated balance sheets for accounts and notes receivable approximates their fair values.

          Notes payable and long-term debt: The fair values of the Company's notes payable and long-term debt are estimated using discounted cash flow analyses, based on the Company's estimate of current borrowing rates for credit facilities with maturities which approximate the weighted average maturities for its existing long-term debt. At March 31, 1997 and 1998, the estimated fair values of the Company's notes payable and long-term debt approximates their carrying values.

15. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share for the years ended March 31, 1996, 1997, and 1998:

                                                        1996         1997         1998
                                                     ----------   ----------   ----------
Numerator(1):
  Net income.......................................  $  672,488   $2,303,646   $3,852,461
                                                     ==========   ==========   ==========
Denominator:
  Denominator for basic earnings per
     share -- weighted average shares..............   2,371,041    4,484,492    7,382,307
  Effect of dilutive securities:
     Convertible preferred stock...................   1,705,082      981,006           --
     Options.......................................     222,936      301,222      214,145
     Warrants......................................     882,808      680,545       15,703
                                                     ----------   ----------   ----------
  Dilutive potential common shares(2)..............   2,810,826    1,962,773      229,848
                                                     ----------   ----------   ----------
     Denominator for diluted earnings per share --
       adjusted weighted average shares............   5,181,867    6,447,265    7,612,155
                                                     ==========   ==========   ==========
Basic earnings per share
  Income before extraordinary item.................  $     0.28   $     0.58   $     0.52
  Extraordinary item...............................          --        (0.07)          --
                                                     ----------   ----------   ----------
  Net income.......................................  $     0.28   $     0.51   $     0.52
                                                     ==========   ==========   ==========
Diluted earnings per share
  Income before extraordinary item.................  $     0.13   $     0.41   $     0.51
  Extraordinary item...............................          --        (0.05)          --
                                                     ----------   ----------   ----------
  Net income.......................................  $     0.13   $     0.36   $     0.51
                                                     ==========   ==========   ==========

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

15. EARNINGS PER SHARE (CONTINUED)

---------------

(1) The fiscal year 1996 and 1997 numerator amounts reflect the pro forma provision for income taxes recorded due to the Nebraska Acquisition. Similarly, the basic and diluted per share amounts are the pro forma earnings per share amounts. Historical earnings per share in fiscal year 1996 and 1997 is considered meaningless.
(2) Warrants and stock purchase options to purchase 16,667, 482,167, and 665,500 shares of common stock at March 31, 1996, 1997 and 1998, respectively, were outstanding but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for the fiscal years ended March 31, 1998 and 1997 (in thousands, except per share data):

                                                                   YEAR ENDED MARCH 31, 1998
                                                     -----------------------------------------------------
                                                     1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                                     -----------   -----------   -----------   -----------
Net revenues.......................................    $12,909       $13,740       $14,820       $18,207
Net income.........................................        213           584         1,308         1,747
Earnings per share data:
  Basic:
     Net income....................................    $  0.03       $  0.08       $  0.18       $  0.23
  Diluted:
     Net income....................................       0.03          0.08          0.17          0.23

                                                                   YEAR ENDED MARCH 31, 1997
                                                     -----------------------------------------------------
                                                     1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                                     -----------   -----------   -----------   -----------
Net revenues.......................................    $10,401       $12,039       $13,324       $13,686
Income before extraordinary item...................         72           698         1,141         1,956
Net income.........................................         72           698           832         1,956
Pro forma income before extraordinary item*........         59           738         1,071           744
Pro forma net income*..............................         59           738           762           744
Earnings per share data:
  Basic:
     Pro forma income before extraordinary item*...    $  0.03       $  0.31       $  0.18       $  0.10
     Pro forma net income*.........................       0.03          0.31          0.13          0.10
  Diluted:
     Pro forma income before extraordinary item*...       0.01          0.13          0.15          0.10
     Pro forma net income*.........................       0.01          0.13          0.11          0.10

---------------

* Pro forma reflects the adjustments described in "Pro Forma Income Tax Data" in
  Note 2 and does not reflect the adjustments described in Note 4.